The Clorox Company News Release

Clorox Delivers 26 Percent EPS Growth in Q2, Driven by Strong Volume, Sales and Gross Margin Increases

OAKLAND, Calif., Feb. 4, 2010 – The Clorox Company (NYSE: CLX) today reported strong earnings growth, driven by robust increases in volume, sales and gross margin, for its second quarter, which ended Dec. 31, 2009.

“We had a very good second quarter, especially given the continued challenging economic environment,” said Chairman and CEO Don Knauss. “Our businesses performed well, with volume and sales growth in three of our four segments. We increased the investment in our brands, with more advertising to build long-term brand equity and higher trade spending to impact short-term competitive price gaps at the shelf. We delivered strong earnings growth and marked our fourth consecutive quarter of significant gross margin improvement.”

Fiscal second-quarter results

Following is a summary of key second-quarter results. All comparisons are with the second quarter of fiscal year 2009, unless otherwise stated.
  77 cents diluted earnings per share (26% growth)

  5% volume growth

  5% sales growth
Clorox reported second-quarter net earnings of $110 million, or 77 cents diluted earnings per share (EPS), versus $86 million, or 61 cents diluted EPS, in the year-ago quarter, an increase of 26 percent. Earnings in the current quarter benefited from higher U.S. and International sales of disinfecting products in response to demand associated with the H1N1 flu pandemic, strong overall volume and sales growth, favorable foreign exchange rates and robust gross margin expansion. These positive factors were partially offset by $19 million in pretax losses, or 9 cents diluted EPS, in “Other expense, net,” related to the company’s Venezuela operations. (See “Non-GAAP financial information” below and the last page of this press release for information and a reconciliation of key second-quarter results.)

Total volume increased 5 percent due to higher shipments of disinfecting products, Brita® water-filtration products and several other major brands.

Sales for the second quarter of fiscal 2010 increased 5 percent to $1.28 billion, on top of 3 percent sales growth in the year-ago quarter. Favorable foreign exchange rates increased sales by 1.7 percentage points, but the increase was largely offset by increased trade promotion spending in response to competitive activity.

Gross margin increased 390 basis points to 43.9 percent from 40 percent. The year-over-year increase was primarily due to lower commodity costs, cost savings and price increases in International markets, partially offset by higher manufacturing and logistics costs and trade promotion spending.

Net cash provided by operations increased 55 percent to $152 million from $98 million in the year-ago quarter. The increase was primarily due to higher net earnings and the positive cash impact of changes in working capital.

On Dec. 31, 2009, Clorox had a debt to EBITDA (earnings before interest, taxes, depreciation and amortization) ratio, as defined in the company’s lending agreement, of 2.45 to 1. In November, the company issued $300 million of six-year senior notes at a fixed interest rate of 3.55 percent. Those notes were issued, in part, to refinance $575 million of 4.2 percent notes that matured in January 2010.

Impact of Venezuela currency devaluation on second-quarter results and fiscal year outlook

As noted above, Clorox’s second-quarter earnings reflected pretax losses of $19 million, or 9 cents diluted EPS, associated with its Venezuela operations. There were two components to this expense. First, Clorox recorded $7 million in pretax foreign currency transaction losses, or 3 cents diluted EPS, as a result of converting local currency to U.S. dollars through the parallel currency exchange market for inventory purchases. This impact had already been assumed in the company’s previous financial outlook. Second, as of Dec. 31, 2009, Clorox decided to begin using the parallel market currency exchange rate to account for its Venezuela business, resulting in $12 million in pretax currency losses, or 6 cents diluted EPS, for the remeasurement of certain assets and liabilities in Venezuela. This pretax loss had not been assumed in the prior outlook.

The Venezuela currency devaluation had no impact on second-quarter sales.

On Jan. 11, 2010, the Venezuela government devalued its currency and introduced a two-tier official currency exchange system (2.6 to 1 for essential goods and services, 4.3 to 1 for nonessential). Clorox anticipates having no access to the 2.6 exchange rate and very limited access to the 4.3 exchange rate. Therefore, the company will translate its Venezuela business results at the parallel market currency exchange rate.

Clorox anticipates that accounting for Venezuela using the parallel market currency exchange rate will reduce total company sales by nearly 2 percentage points in the second half of the fiscal year and by nearly 1 percentage point on a full fiscal year basis. Clorox expects this devaluation to reduce second-half pretax earnings by approximately $20 million, or 9 cents diluted EPS, which the company had already largely accounted for in its prior financial outlook. Clorox also anticipates a small negative impact on gross margin, because the contribution from this higher-margin business will be reduced as a result of the devaluation. These impacts are reflected in the company’s updated financial outlook (below).

Previously, Clorox had reflected transaction losses from Venezuela in “Other income/expense, net.” Going forward, the company anticipates these costs will be primarily reflected in “Cost of goods sold.”

Key segment results

Following is a summary of key second-quarter results by reportable segment. All comparisons are with the second quarter of fiscal year 2009, unless otherwise stated.

Cleaning

(Laundry, home care, auto, away from home)
  8% volume growth

  3% sales growth

  9% pretax earnings growth

The segment’s volume increase was driven by increased shipments of disinfecting products to retail and institutional customers to meet demand associated with the H1N1 flu pandemic. Also contributing to the volume growth were increased shipments of Clorox® toilet and bathroom cleaners and Armor All® auto-care products. The variance between volume and sales growth was primarily driven by unfavorable product mix and higher trade-promotion spending in response to competitive activity. Pretax earnings reflected sales growth, lower commodity costs and cost savings.

On Jan. 8, Clorox acquired Caltech Industries, a leading provider of disinfectants for the health care industry, for $23 million. While the sales and diluted EPS impact of the acquisition are not material, Caltech provides a platform of products and capability that will enhance Clorox’s ability to expand its presence in this rapidly growing channel.

Household

(Bags and wraps, charcoal, cat litter)
  Flat volume

  6% sales decline

  Flat pretax earnings
The segment’s volume results were primarily driven by all-time record shipments of Fresh Step® scoopable cat litter and higher shipments of Glad® trash bags, offset primarily by lower shipments of Glad® food storage products. The variance between changes in volume and sales was primarily driven by price declines on Glad® trash bags in the previous fiscal year to bring pricing in-line with resin costs, which have dropped below year-ago levels. Pretax earnings results were primarily due to lower commodity costs and cost savings, offset by lower sales of Glad® products.

Lifestyle

(Dressings and sauces, water filtration, global natural personal care)
  12% volume growth

  10% sales growth

  16% pretax earnings growth
The segment’s volume and sales growth were driven by increased shipments of Brita water-filtration products, as well as increased shipments of Hidden Valley® salad dressing and Burt’s Bees® products. Pretax earnings reflected higher sales and lower commodity costs versus the year-ago quarter.

International

(All countries outside of the U.S., excluding natural personal care)
  1% volume growth

  21% sales growth

  11% pretax earnings growth
Volume growth was driven by increased shipments of bleach and other disinfecting products in Latin America due to increased demand as a result of the H1N1 flu pandemic. Sales growth benefited from price increases and favorable foreign exchange rates. Pretax earnings reflected sales growth and cost savings, partially offset by foreign currency transaction and translation losses due to Venezuela.

Clorox raises fiscal 2010 outlook for diluted EPS, gross margin
  1-2 percent sales growth (unchanged)

  150-175 basis points gross margin improvement

  Diluted EPS in the range of $4.10-$4.25 (8-12 percent growth versus prior year)
Clorox continues to anticipate fiscal year 2010 sales growth in the range of 1-2 percent, although likely at the lower end of the range due to the anticipated impact of accounting for the company’s Venezuela business at the parallel market currency exchange rate, which is expected to have a negative impact of nearly 1 percentage point for the fiscal year.

Second-half sales are anticipated to be up slightly, despite the second-half impact from Venezuela, which is anticipated to be just less than 2 percentage points. The second-half outlook continues to assume an anticipated decrease in disinfecting product sales as concerns about H1N1 flu diminish and consumers and retailers work through their inventories, and higher trade-promotion spending in response to competitive activity. Clorox now anticipates that foreign currencies, other than the bolivar fuerte, will be slightly positive to sales during the second half of the fiscal year.

Clorox now anticipates gross margin improvement in the range of 150-175 basis points for the fiscal year, on top of 180 basis points of improvement in fiscal year 2009, reflecting the company’s strong gross margin performance in the first half of the fiscal year and the continued benefit from cost-reduction initiatives. This new outlook includes updated assumptions for commodity costs. Clorox continues to believe commodity costs will be favorable for the full fiscal year, but less so than previously anticipated. The outlook continues to assume modest gross margin declines in the second half of the fiscal year due to a comparison with strong gross margin improvement in the year-ago period, as well as the negative impact of Venezuela and higher trade-promotion spending in the current year.

Net of all of these factors, Clorox has raised its full year diluted EPS outlook to the range of $4.10-$4.25, versus the previous range of $4.05-$4.20.

For more detailed financial information

Visit the Investors: Financial Results section of the company’s Web site at www.TheCloroxCompany.com for the following unaudited information:
  Supplemental volume and sales growth information

  Supplemental gross margin driver information

  Reconciliation of certain non-GAAP financial information, including earnings before interest and taxes (EBIT) and earnings before interest, taxes, depreciation and amortization (EBITDA)

  Supplemental balance sheet and cash flow information

  Supplemental price-increase information
Note: Percentage and basis-point changes noted in this news release are calculated based on rounded numbers.

Today’s webcast

Today at 10:30 a.m. Pacific time (1:30 p.m. Eastern time), Clorox will host a live audio webcast of a discussion with the investment community regarding the company’s second-quarter results. The webcast can be accessed at http://investors.thecloroxcompany.com. Following a live discussion, a replay of the webcast will be archived for one week on the company’s Web site.

The Clorox Company

The Clorox Company is a leading manufacturer and marketer of consumer products with fiscal year 2009 revenues of $5.5 billion. Clorox markets some of consumers' most trusted and recognized brand names, including its namesake bleach and cleaning products, Green Works® natural cleaners, Armor All® and STP® auto-care products, Fresh Step® and Scoop Away® cat litter, Kingsford® charcoal, Hidden Valley® and K C Masterpiece® dressings and sauces, Brita® water-filtration systems, Glad® bags, wraps and containers, and Burt’s Bees® natural personal care products. With approximately 8,300 employees worldwide, the company manufactures products in more than two dozen countries and markets them in more than 100 countries. Clorox is committed to making a positive difference in the communities where its employees work and live. Founded in 1980, The Clorox Company Foundation has awarded cash grants totaling more than $77 million to nonprofit organizations, schools and colleges. In fiscal 2009 alone, the foundation awarded $3.6 million in cash grants, and Clorox made product donations valued at $7.8 million. For more information about Clorox, visit www.TheCloroxCompany.com.

Forward-looking statements

This press release contains “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), and such forward looking statements involve risks and uncertainties. Except for historical information, matters discussed above, including statements about future volume, sales, costs, cost savings, earnings, cash flows, plans, objectives, expectations, growth, or profitability, are forward looking statements based on management’s estimates, assumptions and projections. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations on such words, and similar expressions, are intended to identify such forward looking statements. These forward looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed above. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Annual Report on Form 10-K for the year ended June 30, 2009, as updated from time to time in the company’s SEC filings. These factors include, but are not limited to: unfavorable general economic and marketplace conditions and events, including consumer confidence and consumer spending levels, the rate of economic growth, the rate of inflation, and the financial condition of our customers, suppliers and service providers; foreign currency exchange rate and interest rate fluctuations; unfavorable political conditions in international markets and risks relating to international operations; the company’s costs, including volatility and increases in commodity costs such as resin, diesel, chlor-alkali, agricultural commodities and other raw materials; increases in energy costs; the impact of the volatility of the debt markets on the company’s cost of borrowing and access to funds, including commercial paper and its credit facility; risks relating to changes in the company’s capital structure; risks arising from declines in cash flow, whether resulting from tax payments, debt payments, share repurchases, interest cost increases greater than management’s expectations, or increases in debt or changes in credit ratings, or otherwise; changes in the company’s tax rate; the success of the company’s strategies, including its previously announced Centennial Strategy; risks relating to acquisitions, mergers and divestitures, including the company’s ability to achieve the projected strategic and financial benefits from the Burt’s Bees acquisition; the ability of the company to implement and generate expected savings from its programs to reduce costs, including its Supply Chain Restructuring and Other restructuring plan changes; the need for any unanticipated restructuring or asset-impairment charges; the success of new products and the ability of the company to develop products that delight the consumer; consumer and customer reaction to price increases; risks related to customer concentration; customer-specific ordering patterns and trends; competitive actions; supply disruptions or any future supply constraints that may affect key commodities or product inputs; risks inherent in supplier relationships, including sole-supplier relationships; risks related to the handling and/or transportation of hazardous substances, including but not limited to chlorine; risks related to the conversion of the company’s information systems, including potential disruptions and costs; risks arising out of natural disasters; the impact of disease outbreaks, epidemics or pandemics on the company’s operations; risks inherent in litigation; risks inherent in maintaining an effective system of internal controls, including the potential impact of acquisitions or the use of third-party service providers; the ability to manage and realize the benefit of joint ventures and other cooperative relationships, including the company’s joint venture regarding the company’s Glad® plastic bags, wraps and containers business, and the agreements relating to the provision of information technology and related services by third parties; the ability of the company to successfully manage tax, regulatory, product liability, intellectual property, environmental and other legal matters, including the risk resulting from joint and several liability for environmental contingencies and risks inherent in litigation including class action litigation; and the company’s ability to maintain its business reputation and the reputation of its brands.

The company’s forward looking statements in this report are based on management’s current views and assumptions regarding future events and speak only as of their dates. The company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

Non-GAAP financial information

This press release contains non-GAAP financial information relating to diluted EPS, sales growth and gross margin. Included on the last page of this release is a reconciliation of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with generally accepted accounting principles in the U.S. (GAAP).

The company has disclosed information related to diluted EPS, sales and gross margin on a non-GAAP basis to supplement its condensed consolidated statements of earnings presented in accordance with GAAP. These non-GAAP financial measures exclude certain items that are included in the company’s EPS, sales and gross margin reported in accordance with GAAP, including:
  Charges associated with simplification of the company’s supply chain, operating model implementation and other restructuring-related charges.

  The impact of the company’s acquisition of Burt’s Bees, Inc., completed on Nov. 30, 2007.

  The impact of foreign exchange and foreign currency transactions.

  The impact of the company’s exit from its private label food bags business.
Management believes that these non-GAAP financial measures provide useful additional information to investors about current trends in the company’s operations and are useful for period over period comparisons of operations. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded. They should only be read in connection with the company’s condensed consolidated statements of earnings presented in accordance with GAAP.

See the following pages for these unaudited second-quarter results:
  Condensed Consolidated Statements of Earnings

  Reportable Segment Information

  Condensed Consolidated Balance Sheets

  Second-quarter sales growth reconciliation

  Second-quarter gross margin reconciliation

  Second-quarter diluted EPS reconciliation

Media relations
Dan Staublin 510-271-1622, dan.staublin@clorox.com
 Kathryn Caulfield 510-271-7209

Investor relations
Li-Mei Johnson 510-271-3396, li-mei.johnson@clorox.com
Steve Austenfeld 510-271-2270

The Clorox Company

Condensed Consolidated Statements of Earnings (Unaudited)
Dollars in millions, except per share amounts

	Three Months Ended		Six Months Ended
	12/31/2009	12/31/2008	12/31/2009	12/31/2008
Net sales	$1,279	$1,216	$2,651	$2,600
Cost of products sold	718	730	1,471	1,552

Gross profit	561	486	1,180	1,048

Selling and administrative expenses	187	172	362	356
Advertising costs	127	107	254	226
Research and development costs	29	27	56	54
Restructuring costs	2	1	4	2
Interest expense	37	44	73	86
Other expense, net	16	4	24	7

Earnings before income taxes	163	131	407	317
Income taxes	53	45	140	103

Net earnings	$110	$86	$267	$214

Earnings per share*
Basic	$0.78	$0.62	$1.89	$1.53
Diluted	$0.77	$0.61	$1.88	$1.51

Weighted average shares outstanding (in thousands)
Basic	140,303	139,086	140,023	138,772
Diluted	141,528	140,349	141,211	140,109

*	As disclosed in Clorox’s first-quarter Form 10-Q filing, the company adopted a new accounting standard regarding calculation of earnings per share. Prior year earnings per share have been adjusted to reflect the new accounting standard. Further details will be available in the second-quarter Form 10-Q filing.

The Clorox Company

Reportable Segment Information
(Unaudited)
Dollars in millions

Second Quarter

	Net Sales			Earnings/(Losses) Before Income Taxes
	Three Months Ended		%	Three Months Ended		%
	12/31/2009	12/31/2008	Change(1)	12/31/2009	12/31/2008	Change(1)
Cleaning	$424	$413	3%	$85	$78	9%
Household	334	354	-6%	27	27	0%
Lifestyle	212	193	10%	78	67	16%
International	309	256	21%	39	35	11%
Corporate(2)	-	-	0%	(66)	(76)	-13%
Total Company	$1,279	$1,216	5%	$163	$131	24%

Year To Date

	Net Sales			Earnings/(Losses) Before Income Taxes
	Six Months Ended		%	Six Months Ended		%
	12/31/2009	12/31/2008	Change(1)	12/31/2009	12/31/2008	Change(1)
Cleaning	$927	$900	3%	$222	$193	15%
Household	715	781	-8%	82	88	-7%
Lifestyle	412	387	6%	144	123	17%
International	597	532	12%	86	69	25%
Corporate(2)	-	-	0%	(127)	(156)	-19%
Total Company	$2,651	$2,600	2%	$407	$317	28%

(1)	Percentages based on rounded numbers.
(2)	The Corporate segment included $37 and $44 of interest expense for the three months ended Dec. 31, 2009 and 2008, respectively, and $73 and $86 interest expense for the six months ended Dec. 31, 2009 and 2008, respectively.

The Clorox Company

Condensed Consolidated Balance Sheets (Unaudited)
Dollars in millions

	12/31/2009	6/30/2009	12/31/2008
Assets
Current assets
Cash and equivalents	$154	$206	$97
Receivables, net	423	486	409
Inventories, net	409	366	405
Other current assets	117	122	130
Total current assets	1,103	1,180	1,041
Property, plant and equipment, net	937	955	929
Goodwill	1,646	1,630	1,611
Trademarks, net	559	557	555
Other Intangible assets, net	98	105	112
Other assets	146	149	150
Total assets	$4,489	$4,576	$4,398
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Notes and loans payable	$25	$421	$637
Current maturities of long-term debt	575	577	1
Accounts payable	301	381	330
Accrued liabilities	436	472	430
Income taxes payable	35	86	32
Total current liabilities	1,372	1,937	1,430
Long-term debt	2,435	2,151	2,718
Other liabilities	626	640	587
Deferred income taxes	29	23	66
Total liabilities	4,462	4,751	4,801
Contingencies
Stockholders’ equity (deficit)
Common stock	159	159	159
Additional paid-in capital	576	579	548
Retained earnings	753	640	457
Treasury shares	(1,144)	(1,206)	(1,214)
Accumulated other comprehensive net losses	(317)	(347)	(353)
Stockholders’ equity (deficit)	27	(175)	(403)
Total liabilities and stockholders’ equity (deficit)	$4,489	$4,576	$4,398

The Clorox Company

The tables below present the unaudited reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures and other supplemental information. See “Non-GAAP Financial Information” above for further information regarding the company’s use of non-GAAP financial measures.

Second-Quarter Sales Growth Reconciliation

	Fiscal	Fiscal
	2010	2009
Base sales growth	3.6%	3.2%
Foreign exchange	1.7	-2.8
Exit from private label business	--	-0.8
Sales growth before acquisitions	5.3%	-0.4%
Burt's Bees acquisition	--	2.9
Total sales growth	5.3%	2.5%

The Burt’s Bees acquisition closed on Nov. 30, 2007.

Second-Quarter Gross Margin Reconciliation

Q2 fiscal 2009 gross margin	40.0%	Q2 fiscal 2008 gross margin	40.4%
Commodities	3.0	Commodities	-4.5
Pricing	0.8	Pricing	3.5
Cost savings	1.6	Cost savings	2.1
Manufacturing & logistics	-0.8	Manufacturing & logistics	-1.2
Other	-0.6	Other	-0.9
Q2 fiscal 2010 gross margin before		Q2 fiscal 2009 gross margin before
impact of charges	44.0%	impact of charges	39.4%
Burt’s Bees inventory step-up	--	Burt’s Bees inventory step-up	0.5
Restructuring-related charges	-0.1	Restructuring-related charges	0.1
Q2 fiscal 2010 gross margin	43.9%	Q2 fiscal 2009 gross margin	40.0%

Second-Quarter Diluted EPS Reconciliation

	Fiscal	Fiscal
	2010	2010
Diluted EPS before charges	$0.89	$0.60
Foreign exchange translation impact
(Venezuela)	-0.06	--
Foreign exchange transaction impact	-0.03	0.01
Restructuring-related charges	-0.03	-0.01
Burt's Bees	--	0.01
Diluted EPS – GAAP	$0.77	$0.61